EXHIBIT 99B

IDX News Release

IDX Systems Corporation           Contacts:  IDX Systems Corporation
1400 Shelburne Road                          Nina Fraley, Public Relations
P.O. Box 1070                                (206) 689-1378
Burlington, VT                               nina_fraley@idx.com
95402-1070                                   Debbie Drewniak, Investor Relations
www.idx.com                                  (802) 862 - 1022
-----------                                  deborah_drewniak@idx.com

FOR IMMEDIATE RELEASE


         IDX Systems Corporation Announces Acquisition of ChannelHealth Physician connectivity tools improving the healthcare delivery process

Burlington, VT, April 21, 1999--IDX Systems Corporation (Nasdaq: IDXC) today announced that on April 1, 1999 IDX purchased 80 percent of ChannelHealth of Bedford, Massachusetts. IDX paid $6.5 million in cash for its interest and committed an additional $16 million in cash to fund operations over the next three years. IDX has also agreed to pay an additional $3 million, contingent on achieving certain performance goals. ChannelHealth develops Web-based services designed to provide healthcare consumers with comprehensive drug information, extensive disease, health, and wellness information, and e-commerce for ordering and fulfillment of medical products. ChannelHealth's Web services, expected to be available to consumers by midyear, is designed to enhance the traditional physician-patient and pharmacy-patient relationships by pointcasting custom tailored healthcare information and product offerings to patients and physicians through a secure and confidential private community network.

According to IDX Chief Executive Officer Richard E. Tarrant, "Our Internet track record began three years ago with the launch of OutReach, our Web-based product that connects physicians and other healthcare providers to data from IDX systems. We are building on this success to improve healthcare by integrating patient access to the healthcare system through our Web initiative. We believe patients will want to go to their physicians' websites to request a scheduled visit, view lab results, and interact with IDX transaction and clinical systems. And once online, we expect that patients will demand information on medical conditions, drugs and other health products. Through acquisitions such as ChannelHealth, IDX is positioned to push health information and e-commerce anywhere on the value chain. With this capability, IDX expects to continue the lead in transforming healthcare on the Internet."

David R. Page, a pharmacist and expert in direct marketing for healthcare products, founded True Channel Communications in 1996. Mr. Page will remain with ChannelHealth. "It is an exciting opportunity to be aligned with a corporate leader in the HCIS industry. This acquisition validates the ChannelHealth solution for physicians, patients and healthcare plans," said Page. "With the IDX and ChannelHealth combination, we expect physicians and pharmacists to extend their capabilities for patient education with online healthcare information in a way that will be easily accessible and meaningful to the patient."

                                    - more -
IDX/Channel Health...Page 2

The ChannelHealth acquisition is a key component of a comprehensive Web initiative for IDX that includes the use of browser technology on existing IDX products, and the use of the Internet as a connectivity tool for content delivery and e-commerce capabilities. With the ChannelHealth acquisition, IDX is adding a critical building block in the IDX Web strategy.

About IDX
Founded in 1969, IDX Systems Corporation provides complete healthcare information solutions for integrated delivery networks including group practices, MSOs and hospitals. To connect systems and sites across the enterprise, IDX offers IDXtendR(TM) @ the Site Series. The IDXtendR product line provides comprehensive, integrated products and services to manage costs and contracts, measure utilization, capture clinical data and monitor patient outcomes - while streamlining patient flow and automating business processes. IDX is the company of choice at more than 1,600 customer sites nationwide.

                                       ***


This press release contains forward-looking statements that involve a number of risks and uncertainties, including statements regarding the expected development of IDX's Web-based strategy and the future benefits IDX expects to derive as a result of that strategy. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the satisfaction of various closing conditions, volume and timing of systems sales and installations, length of sales cycles and installation process, seasonal patterns of sales and customer buying behaviors, procurement, development and implementation of year 2000 ready products for internal use, procurement, development and implementation of year 2000 ready solutions for customers, the potential disruption of customer's purchasing plans due to work on their own year 2000 problems, development by competitors of new or superior technologies, delays in product development, undetected errors or bugs in software, product liability, changing economic, political and regulatory influences on the healthcare industry, changes in product pricing policies, competitive pressures, possible regulation of the Company's software by the U.S. Food and Drug Administration, general economic conditions, and the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference.
















                                  Page 10 of 10